EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

UNIFIED GROCERS, INC. SUBSIDIARIES

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Banner Marketing, Inc.	California
Certified Grocers of California, Ltd.	California
Crown Grocers, Inc.	California
Grocers and Merchants Management Company	California
Grocers Capital Company	California
Grocers Development Center, Inc.	California
Grocers General Merchandise Company	California
Springfield Insurance Company	California
Springfield Insurance Company Limited	Bermuda
Unified Grocers Insurance Services	California
Unified International, Inc.	Delaware
United Grocers, Inc.	Oregon